Exhibit 4.1

STOCK PURCHASE AGREEMENT

between

BIMI MEDICAL INTERNATIONAL INC.

and

FNU OUDOM

dated as of

June 9, 2022

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of June 9, 2022, is entered into by and between BIMI Medical International Inc., a Delaware corporation (the “Company”), and Fnu Oudom, a citizen of Vanuatu (the “Buyer”).

RECITALS

WHEREAS, the Company wishes to sell to the Buyer, and the Buyer wishes to purchase from the Company, 12,500,000 shares of the Common Stock, par value $0.001 per share (the “Shares”), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Company shall sell to the Buyer, and the Buyer shall purchase from the Company, the Shares, free and clear of any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance (each, an “Encumbrance”).

Section 1.02 Purchase Price. The aggregate purchase price for the Shares shall be $5,000,000 (the “Purchase Price”). The Buyer shall pay the Purchase Price to the Company at the Closing by means of the conversion of the $5,000,000 subordinated note issued by the Company to the Buyer on June 9, 2022.

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place within three business days of the receipt of shareholder approval of the purchase of the Shares pursuant to this Agreement (the “Closing Date”) at the offices of the Company, or remotely by exchange of documents and signatures (or their electronic counterparts).

Section 2.02 The Company’s Closing Deliverables. At the Closing, the Company shall deliver to the Buyer the following:

(a) Electronic confirmation of the deposit of the Shares into an electronic DRS account maintained by the Company’s transfer agent on behalf of the Buyer.

(b) A certificate of the Secretary (or other officer) of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect; (ii) the names, titles and signatures of the officers of the Company authorized to sign this Agreement; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

Section 2.03 The Buyer’s Deliveries. At the Closing, the Buyer shall deliver the following to the Company:

(a) The Purchase Price pursuant to Section 1.02.

ARTICLE III
Representations and warranties of the Company

The Company represents and warrants to the Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01. Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws (as defined in Section 3.05) of the state of Delaware and is owner, free and clear, of all of the outstanding shares of the companies identified in Section 3.01 of the Disclosure Schedules (the “Subsidiaries”). The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02. Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of common stock, $0.001 par value (the “Common Stock”), of which 15,079887 shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and non-assessable.

(b) Except as set out in Section 3.02(b) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other rights, agreements or commitments relating to the shares of the Company or obligating The Company or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.03. No Conflicts or Consents. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation or by-laws of the Company or the Subsidiaries; (b) violate or conflict with any provision of any Law or Governmental Order applicable to the Company or the Subsidiaries; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any Material Contract; or (d) except as set forth in Section 3.03 of the Disclosure Schedules, require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority; except, in the cases of clauses (b) and (c), where the violation, conflict, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement: (i) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority; (ii) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority; (iii) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction; (iv) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity; and (v) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Company, taken as a whole.

Section 3.04. Financial Statements. Copies of the Company’s consolidated audited financial statements for the year ended December 31, 2021 and the quarterly unaudited financial statements for the quarter ended March 31, 2022 (together the “Financial Statements”) have been provided to the Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

Section 3.05. Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.06. Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or, to the Company’s knowledge, threatened against or by the Company any of its Subsidiaries affecting any of its properties or assets (or by or against the Company or any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to the Company or any Affiliate thereof) would result in a Material Adverse Effect. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)  There are no outstanding Governmental Orders against, relating to, or affecting the Company or any material Subsidiary, or any of their properties or assets which would have a Material Adverse Effect.

Section 3.07 Compliance with Laws; Permits.

(a) The Company and its material Subsidiaries are in compliance with all Laws applicable to them or their business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities (collectively, “Permits”) for the Company and its material Subsidiaries to conduct their business have been obtained and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c) None of the representations and warranties contained in this Section 3.07 shall be deemed to relate to environmental matters (which are governed by Section 3.08), or tax matters (which are governed by Section 3.09).

Section 3.08 Environmental Matters.

(a) The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment and natural resources, including any federal, state or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring or remediation.

(b) Except as would not have a Material Adverse Effect, to the Company’s knowledge, the Company and its Subsidiaries are in compliance with all Environmental Laws and neither the Company nor its Subsidiaries have received notice from any Person that the they, their business or assets, or any Real Property currently owned, leased, or used by them is in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c) Except as would not have a Material Adverse Effect, to the Company’s knowledge, there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal or release of any kind of any Hazardous Substances in violation of any Environmental Law with respect to the business or assets of the Company and its Subsidiaries or any Real Property currently owned, leased or used by the them. Neither the Company nor its Subsidiaries have received notice from any Person that any Real Property currently owned, leased or used by them has been contaminated with any Hazardous Substances which would reasonably be expected to result in an environmental claim against, or a violation of Environmental Laws by, the Company or its Subsidiaries.

Section 3.09 Taxes.

(a) Since January 2019,

(i) The Company and its Subsidiaries have filed (taking into account any valid extensions) all material returns, declarations, reports, information returns and statements and other documents required to be filed by them with respect to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”). Such Tax Returns are true, complete and correct in all material respects. The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company and its Subsidiaries have been paid or accrued. For purposes of this Agreement, “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(iii) There are no ongoing Actions by any taxing authority against the Company.

(iv) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(b) Except for certain representations related to Taxes in Section 3.16, the representations and warranties set forth in this Section 3.18 are the Company’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.11 Stock Exchange Listing. The Shares, upon the issuance thereof to the Buyer under this Agreement, will be duly authorized for listing on NASDAQ, subject to all necessary regulatory approvals. The Company is not in default in any material respect of any of the listing or other requirements of NASDAQ.

Section 3.12 SEC Filings. The Company has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019, not necessarily on a timely basis.

Section 3.13 Exclusions. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of the Company, its Subsidiaries, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer.

ARTICLE IV
Representations and warranties of buyer

The Buyer represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of any Law or Governmental Order applicable to the Buyer; (b) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any agreement to which the Buyer is a party; or (c) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority.

Section 4.02 Investment Purpose. The Buyer is acquiring the Shares solely for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer acknowledges that the Company has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

Section 4.04 Legal Proceedings. There are no Actions pending or, to the Buyer’s knowledge, threatened against or by the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.05 Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company and the Company for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE III of this Agreement (including related portions of the Disclosure Schedules); and (b) none of the Company, the Company or any other Person has made any representation or warranty as to the Company, its Subsidiaries or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V Covenants

Section 5.01 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Buyer when due. The Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall cooperate with respect thereto as necessary).

Section 5.03 Securities Laws; Restrictions on Transfers. The Buyer acknowledges and understands that until such time as the same is no longer required under the requirements of the Securities Act or applicable state securities laws, the certificates representing the Shares, and all certificates representing any securities issued in exchange thereof or in substitution therefor, will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF BIMI INTERNATIONAL MEDICAL INC. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C)(2) OR (D) (OR IF REQUIRED BY THE CORPORATION, OR ITS TRANSFER AGENT, CLAUSE (B)) ABOVE, THE HOLDER HAS PROVIDED TO THE CORPORATION A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE SALE OF SUCH SECURITIES IS NOT REQUIRED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

ARTICLE VI
Indemnification

Section 6.01 Indemnification by the Company. Subject to the other terms and conditions of this ARTICLE VI, the Company shall indemnify the Buyer against, and shall hold the Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

Section 6.02 Indemnification by the Buyer. Subject to the other terms and conditions of this ARTICLE VI, the Buyer shall indemnify the Company against, and shall hold the Company harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Company based upon, arising out of or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement.

ARTICLE VII
Miscellaneous

Section 7.01 Expenses. Except as otherwise expressly provided herein (including Section 5.06 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.

Section 7.02 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to the Company:

Name: BIMI International medical inc.

Address: 9th floor, Building 2, Chongqing Corporation Avenue, Yuzhong District, Chongqing City, PRC

Attention: Mr. Tiewei Song

Telephone: +86 18804085858

Email: song@usbimi.com

If to the Buyer:	Name: Fnu Oudom Address: 40 Wall Street, 60th Floor Telephone: +1 626 495 5950 Email: fnu.oudom@gmail.com

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the Subordinated Note constitute the entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement and the Subordinated Note will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any Action arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.10 Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIMI International Medical Inc.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	Chief Executive Officer

Fnu Oudom

By:	/s/ Fnu Oudom
Name:	Fnu Oudom

Disclosure Schedules

Section 3.01 subsidiaries

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Effective interest held
Lasting Wisdom Holdings Limited (“Lasting”)	British Virgin Island, a limited liability company	Investment holding	100%

Pukung Limited (“Pukung”)	Hong Kong, a limited liability company	Investment holding	100%

Beijing Xinrongxin Industrial Development Co., Ltd. (“Xinrongxin”)	The PRC, a limited liability company	Investment holding	100%

Boyi (Liaoning) Technology Co., Ltd (“Liaoning Boyi”)	The PRC, a limited liability company	IT Technology service research and development	100%

Dalian Boyi Technology Co., Ltd (“Dalian Boyi”)	The PRC, a limited liability company	IT Technology service research and development	100%

Chongqing Guanzan Technology Co., Ltd. (“Guanzan”)	The PRC, a limited liability company	Wholesale distribution of medical devices in the PRC	100%

Chongqing Shude Pharmaceutical Co., Ltd.(“Shude”)	The PRC, a limited liability company	Wholesale distribution of generic drugs in the PRC	95%

Chongqing Lijiantang Pharmaceutical Co., Ltd.(“Lijiantang”)	The PRC, a limited liability company	Wholesale distribution of generic drugs in the PRC	100%

Bimai Pharmaceutical (Chongqing) Co., Ltd.	The PRC, a limited liability company	Investment holding	100

Chongqing Guoyitang Hospital Co., Ltd.	The PRC, a limited liability company	Hospital in the PRC	100

Chongqing Huzhongtang Healthy Technology Co., Ltd.	The PRC, a limited liability company	Wholesale distribution of generic drugs in the PRC	100

Chaohu Zhongshan Minimally Invasive Hospital Co.,Ltd.	The PRC, a limited liability company	Hospital in the PRC	100

Yunnan Yuxi Minkang Hospital Co., Ltd.	The PRC, a limited liability company	Hospital in the PRC	100

Wuzhou Qiangsheng Hospital Co., Ltd.	The PRC, a limited liability company	Hospital in the PRC	100

Suzhou Eurasia Hospital Co., Ltd.	The PRC, a limited liability company	Hospital in the PRC	100

Bimai Hospital Management (Chongqing) Co. Ltd	The PRC, a limited liability company	Hospital management in the PRC	100

Pusheng Pharmaceutical Co., Ltd	The PRC, a limited liability company	Wholesale distribution of generic drugs in the PRC	100

Chongqing Zhuoda Pharmaceutical Co., Ltd(“Zhuoda”)	The PRC, a limited liability company	Wholesale distribution of generic drugs in the PRC	100

Chongqing Qianmei Medical Devices Co., Ltd (“Qianmei”)	The PRC, a limited liability company	Wholesale distribution of medical devices in the PRC	100

Section 3.02 (b)

●	A warrant to purchase shares of common stock of BIMI International Medical Inc. issued to HUDSON BAY MASTER FUND LTD. on June 2, 2020

●	A warrant to purchase shares of common stock of BIMI International Medical Inc. issued to FT Global Capital Inc. on June 2, 2020

●	A warrant to purchase shares of common stock of BIMI International Medical Inc. issued to CVI Investments, Inc. on February 26, 2021

●	A warrant to purchase shares of common stock of BIMI International Medical Inc. issued to HUDSON BAY MASTER FUND LTD. February 26, 2021

●	A warrant to purchase shares of common stock of BIMI International Medical Inc. issued to FT Global Capital Inc. on February 26, 2021

●	A convertible promissory note issued to CVI Investments, Inc. on November 22, 2021

●	A convertible promissory note issued to HUDSON BAY MASTER FUND LTD on November 22, 2021

●	A warrant to purchase shares of common stock of BIMI International Medical Inc. issued to CVI Investments, Inc. on November 22, 2021

●	A warrant to purchase shares of common stock of BIMI International Medical Inc. issued to HUDSON BAY MASTER FUND LTD on November 22, 2021

●	A warrant to purchase shares of common stock of BIMI International Medical Inc. issued to FT Global Capital Inc. on November 22, 2021

Section 3.03 (c)

Consents and waivers are required from CVI Investments, Inc. and HUDSON BAY MASTER FUND LTD (collectively, the “Investors”) with respect to the Company’s entry into this Agreement and the issuance of the Shares contemplated hereby and the subordinated note, and the Investors’ right of participation as set forth in Section 4(o) of the Securities Purchase Agreement dated as of November 17, 2021 among the Company and the Investors.

Section 3.03 (d)

Listing of Additional Shares Notification Form to be filed with NASDAQ for the issuance of the Shares.